                            SCHEDULE 14A INFORMATION

    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT
                       OF 1934 (AMENDMENT NO.          )

FILED BY THE REGISTRANT /X/
FILED BY A PARTY OTHER THAN THE REGISTRANT / /

CHECK THE APPROPRIATE BOX:

/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         DIGITAL EQUIPMENT CORPORATION
- --------------------------------------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      N/A
- --------------------------------------------------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:
       -------------------------------------------------------------------------

   (2) Aggregate number of securities to which transaction applies:
       -------------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11:*
       -------------------------------------------------------------------------

   (4) Proposed maximum aggregate value of transaction:
       -------------------------------------------------------------------------

   * Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:
       -------------------------------------------------------------------------

   (2) Form, Schedule or Registration Statement No.:
       -------------------------------------------------------------------------

   (3) Filing Party:
       -------------------------------------------------------------------------

   (4) Date Filed:

       -------------------------------------------------------------------------

[DIGITAL LOGO]

                                                              September 14, 1994

Dear Fellow Stockholder:

     You are cordially invited to attend our Annual Meeting of Stockholders, which will be held this year on Thursday, November 10, 1994, at 11:00 A.M., at the World Trade Center, Commonwealth Pier, 164 Northern Avenue, Boston, Massachusetts.

     The notice of meeting and proxy statement that follow describe the business to be conducted at the meeting. We also will give a presentation on the current status of our business.

     Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the enclosed Notice of Annual Meeting and Proxy Statement, I urge you to complete, sign, date and return your proxy ballot in the envelope provided. If the address on the accompanying material is incorrect, please advise our Investor Services Department in writing at 111 Powdermill Road, Maynard, Massachusetts 01754.

                                        For the Board of Directors,

                                        ROBERT B. PALMER
                                        President and Chief Executive Officer




  DIGITAL EQUIPMENT CORPORATION, 146 MAIN STREET, MAYNARD, MASSACHUSETTS 01754

                            YOUR VOTE IS IMPORTANT.
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY.

                         DIGITAL EQUIPMENT CORPORATION
- --------------------------------------------------------------------------------

                         NOTICE OF 1994 ANNUAL MEETING
- --------------------------------------------------------------------------------

To the Stockholders of DIGITAL EQUIPMENT CORPORATION:

     Notice is hereby given that the Annual Meeting of Stockholders of Digital Equipment Corporation, a Massachusetts corporation, will be held on Thursday, November 10, 1994, at 11:00 A.M., at the World Trade Center, Commonwealth Pier, 164 Northern Avenue, Boston, Massachusetts, for the following purposes:

     1. To elect four members to the Board of Directors to serve for a three-year term as Class II Directors.

     2. To approve an amendment to the 1968 Employee Stock Purchase Plan to increase the number of shares subject thereto by 5,000,000 shares.

     3. To approve an amendment to the 1981 International Employee Stock Purchase Plan to increase the number of shares subject thereto by 3,500,000 shares.

     4. To ratify the selection of the firm of Coopers & Lybrand L.L.P. as auditors for the fiscal year ending July 1, 1995.

     5. To transact such other business as may properly come before the meeting.

     Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on September 12, 1994, the record date fixed by the Board of Directors for such purpose.

                                        By Order of the Board of Directors,

                                        GAIL S. MANN, Clerk
September 14, 1994
- --------------------------------------------------------------------------------
     STOCKHOLDERS ARE REQUESTED TO SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE TO DIGITAL EQUIPMENT CORPORATION, P.O. BOX 1006, NEW YORK, NEW YORK 10269.

                         ------------------------------
                                PROXY STATEMENT
                         ------------------------------

                                  INTRODUCTION

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Digital Equipment Corporation (the "Corporation") for use at the 1994 Annual Meeting of Stockholders (the "Meeting").

     An Annual Report to Stockholders, containing financial statements for the fiscal year ended July 2, 1994, has been sent to all stockholders entitled to vote. This proxy statement and form of proxy were first sent to stockholders on or about the date of the accompanying Notice of 1994 Annual Meeting.

     Only common stockholders of record as of the close of business on September 12, 1994, will be entitled to vote at the Meeting and any adjournments thereof. As of that date, 142,777,178 shares of Common Stock of the Corporation were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder giving a proxy has the right to revoke it at any time before it is exercised by written notice to the Clerk of the Corporation. In addition, stockholders attending the Meeting may revoke their proxies at that time.

     The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. An automated system administered by the Corporation's solicitation agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

     The persons named as attorneys in the proxies are directors and/or officers of the Corporation. All properly executed proxies returned in time to be cast at the Meeting, if no contrary instruction is indicated, will be voted as stated below under "Election of Directors." In addition to the election of Class II Directors, the stockholders will consider and vote upon proposals to (i) approve an amendment to the 1968 Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder, (ii) approve an amendment to the 1981 International Employee Stock Purchase Plan to increase the number of shares available for issuance thereunder, and (iii) ratify the selection of auditors. Where a choice has been specified on the proxy with respect to these matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is indicated. Directors are elected by a plurality of votes cast and the affirmative vote of a majority of the shares present or represented at the meeting and voting on such matter is required for approval of the other matters.

     The Corporation knows of no other matter to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Corporation will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

                             ELECTION OF DIRECTORS

     The Board of Directors of the Corporation is divided into three classes. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The directors in Class III will be nominees for election to three-year terms at the 1995 Annual Meeting of Stockholders and the directors in Class I will be nominees for election to three-year terms at the 1996 Annual Meeting of Stockholders.

     The present term of office for the directors in Class II ("Class II Directors") expires at the Meeting. Vernon R. Alden, Robert R. Everett and Thomas L. Phillips were each elected at the Annual Meeting of Stockholders held November 7, 1991, and are nominees for re-election to a three-year term as Class II Directors. Delbert C. Staley was elected to the Board effective September 16, 1993 and is a nominee for election for the first time to a three-year term as a Class II Director. If re-elected or elected, as the case may be, the Class II Director nominees will hold office until the Annual Meeting of Stockholders to be held in 1997 and until their successors have been duly elected and have qualified. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee will be voted (unless one or more nominees are unable or unwilling to serve) for the election of all nominees for Class II Directors. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or the Board of Directors will fix the number of directors at a lesser number.

     Set forth below is information with respect to each nominee for a Class II Director to be elected at the Meeting and for each Class I Director and Class III Director. With the exception of Mr. Staley, all of the directors were previously elected by the stockholders.

NOMINEES TO SERVE AS DIRECTORS FOR A THREE-YEAR TERM EXPIRING AT THE 1997 ANNUAL MEETING (CLASS II DIRECTORS)

     VERNON R. ALDEN

        Mr. Alden, age 71, was Chairman of the Board and Executive Committee of The Boston Company, Inc., a financial services company, from 1969 to 1978. He was President of Ohio University from 1962 to 1969. Mr. Alden is also a director of Augat, Inc., Colgate-Palmolive Company, Intermet Corporation and Sonesta International Hotels Corporation. He is also a trustee of several cultural and educational organizations. He has been a director of the Corporation since 1959 and is a member of its Audit Committee and Nominating Committee.

     ROBERT R. EVERETT

        Mr. Everett, age 73, is an engineering consultant. He retired as President of the Mitre Corporation, a federal contract research center, in 1986. Mr. Everett has been a director of the Corporation since 1986 and is a member of its Compensation and Stock Option Committee.

     THOMAS L. PHILLIPS

        Mr. Phillips, age 70, retired as Chairman of the Board and Chief Executive Officer of Raytheon Company ("Raytheon") in March 1991, having served as Chief Executive Officer since 1968, and as Chairman of the Board since 1975. He has been a director of Raytheon since 1962. Mr. Phillips is also a director of The John Hancock Mutual Life Insurance Company, SRA International, Inc., State Street Research and Management Co. and Knight-Ridder, Inc. Mr. Phillips has been a director of the Corporation since 1991. He is Chairman of the Corporation's Compensation and Stock Option Committee and is a member of its Nominating Committee.

     DELBERT C. STALEY

        Mr. Staley, age 70, was Chairman, Chief Executive Officer and a director of NYNEX Corporation ("NYNEX") from 1983 until his retirement in September 1989. He continued serving as a director of NYNEX and served as Chairman of NYNEX International Management Committee from October 1989 to October 1991. Mr. Staley is a director of Allied Signal, Inc., Ball Corporation, The Bank of New York, The Bank of New York Company, Dean Foods Company, The John Hancock Mutual Life Insurance Company and Polaroid Corporation. He was elected a director of the Corporation on September 16, 1993 and is a member of its Compensation and Stock Option Committee.

DIRECTORS SERVING A TERM EXPIRING AT THE 1995 ANNUAL MEETING (CLASS III
DIRECTORS)

     COLBY H. CHANDLER

        Mr. Chandler, age 69, retired as Chairman of the Board and Chief Executive Officer of Eastman Kodak Company ("Kodak") in May 1990. Prior to that time he had been Chief Executive Officer, Chairman of the Board and Chairman of the Executive Committee of Kodak since July 1983. He assumed the presidency of Kodak in January 1977. Mr. Chandler was a director of Kodak from 1974 to 1993. He is also a director of Citicorp, Ford Motor Company and J. C. Penney Company, Inc. Mr. Chandler has been a director of the Corporation since 1989 and is a member of its Audit Committee and Nominating Committee.

     ARNAUD DE VITRY

        Mr. de Vitry, age 68, is an engineering consultant. From 1980 to 1990, Mr. de Vitry was Chairman of the Board and Chief Executive Officer of Eureka SICAV, France, an investment company. He is a director of Ionics, Incorporated and Schlumberger Limited. Mr. de Vitry has been a director of the Corporation since 1957 and is Chairman of its Nominating Committee.

     THOMAS P. GERRITY

        Dr. Gerrity, age 53, has served as Dean of the Wharton School of the University of Pennsylvania since July 1990. From 1969 to 1989, Dr. Gerrity was chief executive officer of Index Group, Inc. ("Index"), an information technology consulting company he founded. In 1988, Index became part of Computer Sciences Corporation

        ("CSC") and Dr. Gerrity was subsequently appointed president of CSC's commercial professional services group, CSC Consulting. Dr. Gerrity is presently a director of the Federal National Mortgage Association, Reliance Group Holdings, Inc. and Sun Company, Inc. He has been a director of the Corporation since 1992, and is a member of the Corporation's Compensation and Stock Option Committee.

DIRECTORS SERVING A TERM EXPIRING AT THE 1996 ANNUAL MEETING (CLASS I DIRECTORS)

     PHILIP CALDWELL

        Mr. Caldwell, age 74, has been Senior Managing Director of Lehman Brothers Inc. ("Lehman Brothers") since May 1985. He succeeded Mr. Henry Ford II as Chief Executive Officer of Ford Motor Company in 1979 and as Chairman in 1980. He retired as Chairman and Chief Executive Officer in 1985 and from the Board in 1990. He is a director of The Mexico Fund, Inc., Zurich Reinsurance Center Holdings, Inc., Zurich Holding Co. of America Inc., American Guarantee and Liability Insurance Co., Lehman Brothers, CASTECH Aluminum Group Inc. and Russell Reynolds Associates, Inc. He is also a trustee of several cultural and educational organizations. He has served as a Director of The Chase Manhattan Corporation and The Chase Manhattan Bank, N.A., Federated Department Stores, Inc., and the Kellogg Company, Inc. He has been a Director of the Corporation since 1980 and is Chairman of its Audit Committee.

     KATHLEEN F. FELDSTEIN

        Dr. Feldstein, age 53, has been President of Economics Studies, Inc., a private economics consulting firm since 1987. Dr. Feldstein is presently a director of Bank America Corporation, Conrail Corporation and The John Hancock Mutual Life Insurance Company. Dr. Feldstein has been a director of the Corporation since 1993 and is a member of its Audit Committee.

     ROBERT B. PALMER

        Mr. Palmer, age 54, has been President and Chief Executive Officer of the Corporation since October 1, 1992. Mr. Palmer joined the Corporation in 1985 and served as Vice President, Semiconductor and Interconnect Technology until 1990, and as Vice President, Manufacturing, Logistics and Component Engineering from 1990 to 1992. From 1983 to 1985, he was Executive Vice President of Semiconductor Operations at Mostek Corporation ("Mostek"), a subsidiary of United Technologies Corporation.

        Mr. Palmer was a co-founder of Mostek, where he held a series of senior management positions prior to its acquisition in 1980 by United Technologies Corporation. Mr. Palmer has been a director of the Corporation since 1992.


SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     Shown below is certain information as of August 9, 1994, with respect to beneficial ownership of shares of the Corporation's Common Stock and of Depositary Shares, each representing one-fourth of a share of the Corporation's
Series A 8 7/8% Cumulative Preferred Stock (the "Depositary Shares"), by each director (including the four nominees for Class II Directors), by each executive officer named in the Summary Compensation Table set forth on page 11 and by all directors and executive officers as a group. Unless otherwise indicated, the named person or members of the group possess sole voting and investment power with respect to the shares.

     BENEFICIAL OWNER                                   SHARES BENEFICIALLY OWNED
     ----------------                                   -------------------------
     Vernon R. Alden................................             50,944(1)(2)
                                                                  4,000(3)
     Philip Caldwell................................              6,200(1)
                                                                  5,480(4)
     Colby H. Chandler..............................              9,000(5)
                                                                  2,903(4)
     Arnaud de Vitry................................            113,260(1)(6)
     Kathleen F. Feldstein..........................              2,000(7)
     Robert R. Everett..............................              6,300(1)
                                                                  1,502(4)
     Thomas P. Gerrity..............................              9,000(8)
     Robert B. Palmer...............................            390,144(9)
     Thomas L. Phillips.............................              8,000(10)
     Delbert C. Staley..............................              3,000(11)
     Gresham T. Brebach, Jr.........................                  0(12)
     Charles F. Christ..............................             44,000(13)
     Edward E. Lucente..............................                  0(14)
     Enrico Pesatori................................             48,696(15)
     William D. Strecker............................             64,595(16)
     All directors and executive officers as a group
       (22 persons).................................            943,074(17)

- ---------------

      (1) Includes 5,000 shares of Common Stock which the director has the right to acquire by exercise of a stock option granted pursuant to the Corporation's 1990 Stock Option Plan for Nonemployee Directors ("Nonemployee Directors Plan").

      (2) Includes 22,253 shares of Common Stock held by Mr. Alden's wife, as to which shares Mr. Alden disclaims beneficial ownership.

      (3) Represents 4,000 Depositary Shares. These Depositary Shares represent less than 1% of the Corporation's issued and outstanding Depositary Shares and Preferred Stock.

      (4) Represents Common Stock units under the directors' deferred compensation plan described on page 10. Under the plan, nonemployee directors may elect to defer receipt of all or a portion of their compensation in the form of Common Stock units. Common Stock units carry no voting rights.

      (5) Includes 4,000 shares of Common Stock which Mr. Chandler has the right to acquire by exercise of a stock option granted pursuant to the Corporation's Nonemployee Directors Plan.

      (6) Includes 104,660 shares of Common Stock held by Mr. de Vitry's wife, as to which shares Mr. de Vitry disclaims beneficial ownership.

      (7) Includes 1,000 shares of Common Stock which Dr. Feldstein has the right to acquire by exercise of a stock option granted pursuant to the Corporation's Nonemployee Directors Plan.

      (8) Includes 2,000 shares of Common Stock which Dr. Gerrity has the right to acquire by exercise of a stock option granted pursuant to the Corporation's Nonemployee Directors Plan.

      (9) Includes 378,300 shares of Common Stock which Mr. Palmer has the right to acquire by exercise of stock options, 283,550 of which are subject to restrictions on disposition which lapse over time. Also includes 8,000 shares awarded as restricted stock under the Corporation's 1990 Equity Plan.

     (10) Includes 3,000 shares of Common Stock which Mr. Phillips has the right to acquire by exercise of a stock option granted pursuant to the Corporation's Nonemployee Directors Plan.

     (11) Includes 1,000 shares of Common Stock which Mr. Staley will have the right to acquire on September 16, 1994 by exercise of a stock option granted pursuant to the Corporation's Nonemployee Directors Plan.

     (12) Mr. Brebach resigned as an officer and employee of the Corporation on August 8, 1994.

     (13) Consists of 44,000 shares of Common Stock which Mr. Christ has the right to acquire by exercise of stock options, 27,200 of which are subject to restrictions on disposition which lapse over time.

     (14) Mr. Lucente resigned as an officer and employee of the Corporation on April 29, 1994.

     (15) Includes 30,000 shares of Common Stock which Mr. Pesatori has the right to acquire by exercise of stock options, 24,000 of which are subject to restrictions on disposition which lapse over time. Also includes 18,000 shares of Common Stock awarded as restricted stock under the Corporation's 1990 Equity Plan.

     (16) Includes 53,000 shares of Common Stock which Mr. Strecker has the right to acquire by exercise of stock options, 32,950 of which are subject to restrictions on disposition which lapse over time. Also includes 2,185 shares of Common Stock held by Mr. Strecker's wife, as to which shares Mr. Strecker disclaims beneficial ownership. In addition, includes 8,000 shares awarded as restricted stock under the Corporation's 1990 Equity Plan.

     (17) The group is comprised of the executive officers named in the Summary Compensation Table on Page 11 and those persons who were directors and executive officers of the Corporation on August 9, 1994. Includes 693,264 shares of Common Stock which the directors and executive officers as a group have the right to acquire by exercise of stock options granted under the Corporation's stock plans, 473,590 of which are subject to restrictions on disposition which lapse over time. In addition, includes 129,854 shares held by family members of officers or directors, as to which shares the applicable officer or director disclaims beneficial ownership. Also includes 53,149 shares awarded as restricted stock under the Corporation's 1990 Equity Plan. Excludes 4,000 Depositary Shares held by such directors and executive officers. The 943,074 shares held by all directors and executive officers as a group would represent approximately 0.7% of the Corporation's issued and outstanding Common Stock, assuming exercise of the stock options.

     Based on a review of the forms and written representations received by the Corporation pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Corporation believes that during the period July 4, 1993 through July 2, 1994, the directors and executive officers complied with all applicable Section 16 filing requirements except that reports were inadvertently filed late for (i) Vernon R. Alden, a Director, with respect to his purchase of 4,000

Depositary Shares and (ii) John J. Rando, a Vice President of the Corporation, with respect to his sale of 341 shares of Common Stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As previously noted, Philip Caldwell is Senior Managing Director and a director of Lehman Brothers, one of the Corporation's investment bankers. Lehman Brothers performs financial and investment banking services for the Corporation for which it receives usual and customary compensation. Mr. Caldwell's son-in-law is a middle management employee of the Corporation and receives the usual and customary compensation for the position he serves.

COMMITTEES OF THE BOARD

     The Board of Directors has an Audit Committee, a Compensation and Stock Option Committee and a Nominating Committee. The Audit Committee selects the independent auditors to be employed by the Corporation, subject to ratification by the Corporation's stockholders, reviews generally the internal and external audit plans and the results thereof, and reviews generally the Corporation's internal controls with the internal and external auditors. The members of the Audit Committee are Mr. Caldwell, Chairman, and Mr. Alden, Mr. Chandler and Dr. Feldstein.

     The Compensation and Stock Option Committee reviews and recommends to the Board the compensation of directors, reviews the compensation of senior management and reviews and recommends to the Board the adoption of any compensation plans in which directors and officers are eligible to participate. The Committee also administers and interprets the Corporation's stock plans and, subject to the provisions of the plans, selects the employees who are to participate in such plans and determines the terms of their participation. The members of the Compensation and Stock Option Committee are Mr. Phillips, Chairman, and Mr. Everett, Dr. Gerrity and Mr. Staley.

     The Nominating Committee is responsible for nominations to the Board of Directors. The members of the Nominating Committee are Mr. de Vitry, Chairman, and Messrs. Alden, Chandler, and Phillips. The Nominating Committee will consider highly qualified candidates proposed in writing by stockholders. Stockholders who wish to propose a nomination should submit the person's name and background information to the Clerk of the Corporation.

     The Board of Directors held nine meetings during the fiscal year ended July 2, 1994, the Audit Committee met five times, the Compensation and Stock Option Committee met three times and the Nominating Committee met three times. All directors attended more than 75% of the total number of meetings of the Board and the committees on which they serve.

COMPENSATION OF DIRECTORS

     Each director who is not also an employee of the Corporation received a retainer of $25,000 (or ratable portion thereof) for his or her services during the fiscal year ended July 2, 1994, plus $1,000 for each Board meeting and each committee meeting attended. Directors are also reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

     Directors may defer all or any part of their retainer or meeting fees pursuant to a deferred compensation plan. Pursuant to the plan, nonemployee directors of the Corporation may elect to defer receipt of all or a specified portion of their compensation in the form of cash, with an interest rate related to Treasury bills, or in the form of units, the value of each unit initially being equal to the fair market value of one share of the Common Stock of the Corporation on the date the compensation being deferred would otherwise be payable. The plan provides that compensation deferred under the plan, whether in the form of cash or units, will be paid out in cash after termination of service as a director. Directors may elect that compensation so deferred be paid out in a lump sum or in up to ten annual installments. Payment of compensation deferred under the plan commences in January of the year following the year in which service as a director terminates.

     Pursuant to a retirement plan for nonemployee directors adopted in May 1987, each nonemployee director of the Corporation on the date of adoption of the plan, and every other nonemployee director who is 70 years of age or older and who has completed at least five years of service on the Board, is entitled upon termination of service to an annualized benefit for life which is equal to the annual retainer for nonemployee directors in effect on the date of termination of service. The plan also provides for coordinated disability benefits for all nonemployee directors equal to the annual retainer in effect on the date of total disability.

     Each nonemployee director of the Corporation also participates in the 1990 Stock Option Plan for Nonemployee Directors ("Nonemployee Directors Plan"), which provides for a one-time grant of an option to purchase 5,000 shares of the Corporation's Common Stock at a price per share equal to 100% of the fair market value of the stock on the date of grant. Eligibility for and the grant of options under the Nonemployee Directors Plan is automatic in nature, occurring as of the date of commencement of service as a nonemployee director. The options become exercisable at the rate of 20% per year beginning on the first anniversary of the date the director begins service, with credit given for all past service by directors who were serving as of the date of approval of the Nonemployee Directors Plan. The options expire ten years from the date of grant, unless terminated earlier in accordance with the terms of the Plan. The

Nonemployee Directors Plan authorizes the issuance of a maximum of 100,000 shares of Common Stock, and will terminate on December 31, 2000.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table shows compensation information for the Chief
Executive Officer, the four other most highly compensated executive officers for the fiscal year ended July 2, 1994, and Edward E. Lucente, who resigned as an executive officer and employee of the Corporation on April 29, 1994.

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                                     --------------------
                                        ANNUAL COMPENSATION                 AWARDS
                                -----------------------------------  --------------------
                                                          OTHER      RESTRICTED                ALL
                                                         ANNUAL        STOCK      STOCK       OTHER
        NAME AND                 SALARY      BONUS    COMPENSATION     AWARDS    OPTIONS   COMPENSATION
   PRINCIPAL POSITION     YEAR    ($)         ($)        ($) (2)      ($) (3)      (#)       ($) (4)
- ------------------------- ----  --------    --------  -------------  ----------  --------  ------------
Robert B. Palmer......... 1994  $900,016    $      0     $     0      $      0   120,000     $      0
  President and Chief     1993   738,469(5)        0           0             0   345,000        9,000
  Executive Officer       1992
Gresham T. Brebach,       1994
  Jr.....................        700,003     200,000(1)   78,225             0    40,000            0
  Vice President(6)       1993   134,616     200,000(1)        0       425,000    30,000            0
                          1992      --          --         --            --         --          --
Charles F. Christ........ 1994   315,016           0           0             0    60,000            0
  Vice President          1993   306,654           0     106,259             0    30,000            0
                          1992   288,860           0           0             0    30,000(7)         0
Enrico Pesatori.......... 1994   569,242           0     116,899       195,620    75,000            0
  Vice President(6)       1993   228,468     100,000(1)   86,913       350,000    30,000            0
                          1992      --          --         --            --         --          --
William D. Strecker...... 1994   427,891           0           0             0    50,000            0
  Vice President          1993   357,704      60,000           0             0    29,000       13,500
                          1992   305,019           0           0       446,000    30,000(7)         0
Edward E. Lucente........ 1994   553,235           0      91,191             0         0      282,502
  Vice President(6)       1993   138,118           0           0       410,620    40,000            0
                          1992      --          --         --            --         --          --

- ---------------

     (1) The Corporation agreed to pay the stated amounts to Messrs. Brebach and Pesatori as an inducement for their commencing employment with the Corporation. See "Employment Arrangements" and "Compensation and Stock Option Committee Report on Executive Compensation".


     (2) Represents customary one-time relocation and allowance payments to executives joining the Corporation. Mr. Pesatori's compensation for the fiscal year ended July 2, 1994 includes 20% of the original principal amount of a $150,000 relocation loan from the Corporation, and for each fiscal year, accrued interest, which amounts were forgiven. Mr. Brebach's compensation for fiscal year 1994 includes accrued unpaid interest on relocation loans from the Corporation, which loans have been repaid in full.

     (3) The amount shown for Mr. Pesatori for fiscal year 1994 represents the dollar value on the date of grant of 10,000 shares of restricted Common Stock awarded to Mr. Pesatori during fiscal year 1994. The restrictions with respect to 50% of these shares lapse on December 16, 1994, and the remaining restrictions lapse on December 16, 1995. The value of these shares at July 1, 1994, the last business day of the fiscal year, was $190,000. Amounts shown for Messrs. Brebach, Pesatori and Lucente for fiscal year 1993 represent the dollar value on the date of grant of 10,000 shares of restricted Common Stock awarded to each of such individuals during fiscal year 1993. The value of each of these 10,000 share grants at July 1, 1994, the last business day of the fiscal year, was $190,000. Upon the resignation of each of Messrs. Brebach and Lucente as officers and employees of the Corporation on April 29, 1994 and August 8, 1994, respectively, the 7,000 shares of restricted Common Stock then held by each of them were forfeited. The amount shown for Mr. Strecker represents the dollar value on date of grant of 8,000 shares of restricted Common Stock awarded to Mr. Strecker during fiscal year 1992. The value of these shares at July 1, 1994, the last business day of the fiscal year, was $152,000. Messrs. Brebach, Pesatori and Strecker held 7,000, 18,000 and 8,000 shares of restricted Common Stock, respectively, at the end of fiscal year 1994. As noted above, Mr. Brebach forfeited all of such shares of restricted Common Stock upon his resignation on August 8, 1994. If the Corporation were to begin to pay dividends on its Common Stock, holders of restricted Common Stock would receive cash dividends on the shares of restricted Common Stock held by them. The amount ultimately realized by any named executive officer in respect of restricted Common Stock depends upon the value of the Corporation's Common Stock when the executive officer sells the shares, which can only occur after the restrictions lapse.

     (4) With respect to Messrs. Palmer and Strecker, consists of cash received at the rate of $3.00 per unexercised option share in exchange for cancellation of stock options granted during fiscal year 1988 at an exercise price of $153.00 per share. With respect to Mr. Lucente, represents severance payments paid to Mr. Lucente during fiscal year 1994. See "Employment Arrangements".

     (5) Mr. Palmer was elected President and Chief Executive Officer of the Corporation effective October 1, 1992. Salary reflected in the table includes compensation paid to Mr. Palmer in all capacities during fiscal year 1993.

     (6) Messrs. Brebach, Pesatori and Lucente joined the Corporation on April 26, 1993, March 12, 1993 and April 15, 1993, respectively. Mr. Brebach resigned as an officer and employee of the Corporation on August 8, 1994 and all of his stock options were canceled at that time. Mr. Lucente resigned as an officer and employee of the Corporation on April 29, 1994 and all of his stock options were canceled at that time. See "Employment Arrangements".

     (7) These options may not be exercised unless and until the Corporation's stock price averages at least $100 over 90 consecutive trading days.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows information regarding grants of stock options during the fiscal year ended July 2, 1994 to the named executive officers. The Corporation did not grant any stock appreciation rights during fiscal year 1994.

                            INDIVIDUAL GRANTS                                  POTENTIAL REALIZABLE
- --------------------------------------------------------------------------       VALUE AT ASSUMED
                                         % OF TOTAL                           ANNUAL RATES OF STOCK
                                        OPTIONS/SAR'S                           PRICE APPRECIATION
                                         GRANTED TO   EXERCISE                      FOR OPTION
                                         EMPLOYEES    OR BASE                        TERM(2)
                         OPTIONS/ SARS   IN FISCAL     PRICE    EXPIRATION  --------------------------
          NAME           GRANTED (#)(1)     YEAR     ($/SH)(1)     DATE        5%($)         10%($)
- --------------------------------------- ------------ ---------- ----------  ------------  ------------
Robert B. Palmer.........     120,000        3.7%     $ 19.562    9/13/04   $  1,522,571  $  3,886,000
Gresham T. Brebach, Jr...      40,000(4)     1.2        19.562    9/13/04        507,524     1,295,333
Charles F. Christ........      60,000        1.9        19.562    9/13/04        761,286     1,943,000
Enrico Pesatori..........      75,000        2.3        19.562    9/13/04        951,607     2,428,750
William D. Strecker......      50,000        1.6        19.562    9/13/04        951,607     2,428,750
Edward E. Lucente........           0(4)    --          --         --            --            --
All Stockholders(3)......                                                   1.89 billion  4.69 billion

- ---------------
     (1) Stock options were granted under the Corporation's 1990 Equity Plan at an exercise price equal to the fair market value of the Corporation's Common Stock on the date of grant.

The options have a term of ten years and 90 days and become exercisable ratably over three years from date of grant.

     (2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation on the Corporation's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Corporation's estimates of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and sale of the shares and the future performance of the Corporation's Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

     (3) The amounts shown as potential realizable values for all stockholders represent the corresponding increases from July 1, 1994, the last business day of the fiscal year, in the market value of 142,287,078 shares of the Corporation's Common Stock outstanding on such date.

     (4) Mr. Brebach resigned as an officer and employee of the Corporation on August 8, 1994, and all of the stock options granted to him during fiscal year 1994 were canceled at that time. Mr. Lucente resigned as an officer and employee of the Corporation on April 29, 1994.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

        The following table summarizes for each of the named executive officers the number of stock options, if any, exercised during the fiscal year ended July 2, 1994, the aggregate dollar value realized upon exercise and the total number of unexercised options held at July 2, 1994. None of the named executive officers held any in-the-money, unexercised options or SARs at July 2,
1994, and none of the named executive officers exercised or held any SARs during the year. The closing price of the Corporation's
Common Stock on the New York Stock Exchange on July 1, 1994, the last business day of the fiscal year, was $19.00.

                                                       NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                           NUMBER OF                      OPTIONS/SARS AT            IN-THE-MONEY OPTIONS/
                             SHARES                         FY-END (#)               SARS AT FY-END ($)(2)
                           UNDERLYING    VALUE    -------------------------------  --------------------------
                          OPTIONS/SARS  REALIZED                  RESTRICTED/                    RESTRICTED/
NAME                      EXERCISED(#)    ($)     EXERCISABLE  UNEXERCISABLE (1)   EXERCISABLE  UNEXERCISABLE
- ----                      ------------  --------  -----------  -----------------   -----------  -------------
Robert B. Palmer..........       0         $0        72,750          538,300          --            --
Gresham T. Brebach,
  Jr.(3)..................       0          0         6,000           64,000          --            --
Charles F. Christ.........       0          0        13,200          134,000          --            --
Enrico Pesatori...........       0          0         6,000           99,000          --            --
William D. Strecker.......       0          0        14,550          133,000          --            --
Edward E. Lucente(4)......       0          0             0                0          --            --

- ---------------

        (1) A portion of these options represent immediately exercisable restricted stock options, with restrictions on disposition of the underlying shares lapsing ratably over periods of three to ten years from date of grant. The number of underlying shares subject to such options for the named executive officers is as follows: Mr. Palmer, 378,300; Mr. Brebach, 30,000; Mr. Christ,
44,000; Mr. Pesatori, 30,000 and Mr. Strecker, 53,000. 40,000, 30,000 and 30,000 of the remaining options held by Mr. Palmer, Mr.
Christ and Mr. Strecker, respectively, were granted during fiscal year 1992 and become exercisable at the rate of 20% per year but may not be exercised unless and until the Corporation's stock price averages at least $100 over 90 consecutive trading days. The remaining options held by Messrs. Palmer, Brebach, Christ, Pesatori and Strecker were granted during fiscal year 1994 and become exercisable ratably over three years.

        (2) None of the currently exercisable stock options held by any of the named executive officers is in-the-money.

        (3) Upon Mr. Brebach's resignation as an employee and officer of the Corporation on August 8, 1994, all of his then outstanding stock options were canceled.


     (4) Upon Mr. Lucente's resignation as an employee and officer of the Corporation on April 29, 1994, all of his then outstanding stock options were canceled.

PENSION PLANS

     The Corporation and its subsidiaries have pension plans covering substantially all of their employees. Benefits under the Corporation's defined benefit pension plan (the "Pension Plan") for its U.S. employees are based upon the employee's earnings during service with the Corporation and are payable after retirement in the form of annuities or lump sum benefits. The annual amount payable upon retirement at age 65 is, in general, 1.5% of the aggregate amount of the participant's compensation earned on and after July 1, 1989. Those persons who were active participants on July 1, 1989, or who later become active participants credited with prior service, are also eligible to receive 1.5% of the average of the participant's annual compensation between July 1, 1984 and July 1, 1989, multiplied by the number of years of accredited service prior to July 1, 1989. For purposes of calculating a participant's pension benefit, annual compensation is currently limited to $150,000, subject to adjustment to reflect cost of living increases. A participant's annual pension may not exceed the lesser of the maximum allowable dollar limit, or 100% of the participant's average compensation for the participant's three highest paid consecutive years of service with the Corporation.

     The Digital Equipment Corporation Restoration Pension Plan (the "Restoration Plan"), adopted effective as of May 1, 1992, compensates the Corporation's employees for reductions in the benefits calculated under the Pension Plan due to legislative and regulatory limitations. The Restoration Plan provides additional retirement compensation equal to the difference between the benefit a participant would receive under the Pension Plan without the legislative and regulatory limitations and the benefit actually payable to the participant under the Pension Plan.

     Estimated annual retirement benefits payable as a straight life annuity under the Pension Plan and Restoration Plan at age 65 based on projected compensation and continued employment for the following individuals would be:
Mr. Palmer, $194,641; Mr. Christ, $75,549; Mr. Pesatori, $114,260; and Mr.
Strecker $168,342. Messrs. Lucente and Brebach resigned as officers and employees of the Corporation prior to the time any of their retirement benefits vested, and therefore, neither would receive any retirement benefits under the Pension Plan or Restoration Plan.

EMPLOYMENT ARRANGEMENTS

     In connection with his offer of employment, the Corporation (i) agreed to pay Mr. Pesatori a base salary of $550,000 a year, which has subsequently been increased to $650,000 in recognition of his assumption of additional responsibilities (see "Compensation and Stock Option Committee Report on Executive Compensation"); (ii) awarded Mr. Pesatori 10,000 shares of restricted Common Stock with restrictions on disposition lapsing over five years, and granted him a restricted stock option with respect to 30,000 shares of Common Stock at an exercise price of $35.00 per share, with restrictions lapsing ratably over five years and (iii) loaned Mr. Pesatori $150,000 for the purchase of a principal residence in connection with his relocation to the Boston area. If Mr. Pesatori were no longer to be employed by the Corporation, such loan would bear interest at the minimum rate necessary to avoid imposition of interest income under the United States Internal Revenue Code of 1986, as amended. The loan is secured by a subordinated second mortgage. One-fifth of the original principal amount of the loan was forgiven on February 3, 1994, and an additional one-fifth of the original principal amount of the loan will be forgiven on each anniversary thereof if Mr. Pesatori is still employed by the Corporation on each such date. In the event Mr. Pesatori's employment is terminated without cause within the first four years of his employment with the Corporation, he would receive his then current salary for twenty-four months unless he were to accept employment with a competitor of the Corporation.

     Mr. Brebach served as Vice President of the Corporation through August 8, 1994. At the time of his departure, the Corporation entered into a severance agreement with him which included a covenant not to compete with the Corporation and which provided for the payment to him, in installments, of a total of $350,000.

     Mr. Lucente served as Vice President of the Corporation through April 29, 1994. At the time of his departure, the Corporation entered into a severance agreement with him which included a covenant not to compete with the Corporation and which provided for the payment to him, in installments, of a total of $650,000. Payment of a portion of this amount is conditioned on his not being employed with another entity under certain circumstances prior to February 1995.

STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the five-year return for the Corporation's Common Stock against the Standard & Poor's ("S&P") 500 Stock Index and the S&P Computer Systems Index. The graph assumes $100 was invested on July 1, 1989 in the Corporation's Common Stock and $100 was invested at that time in each of the S&P indexes. The comparative data assumes that all dividends, if any, were reinvested.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN


                             FILED UNDER FORM SE

                    COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Stock Option Committee (the "Committee") of the Board of Directors is composed of four independent non-employee directors. The Committee is responsible for approving executive officer compensation and for administering the cash incentive and equity participation plans that govern the variable compensation paid to all senior management of the Corporation. The following report describes the Corporation's executive compensation practices and the actions of the Committee regarding compensation paid to executive officers during fiscal year 1994.

     The Corporation's executive compensation programs are designed to link the level of executive compensation to corporate and individual performance and increases in shareholder value. In addition, these programs are intended to motivate executives to improve the Corporation's financial performance and to make executives accountable for the performance of the business units or functions for which they are responsible. It is also a goal of these programs to attract and retain talented executives.

     The Corporation's disappointing operating results during and for fiscal year 1994 significantly influenced the Committee's decisions regarding the level and the components of executive compensation. The Committee's compensation decisions and awards in fiscal year 1994 generally were weighted toward vehicles which would provide incentives for executives to improve the Corporation's financial performance and link the level of executive compensation to increases in shareholder value. As in past years, the Committee reviewed the total compensation of executive officers relative to the compensation of executives of large and competitor companies, including companies in the Standard & Poor's Computer Systems Index, others in the Corporation's industry and select cross-industry "Fortune 100" companies, all of which shall be referred to as the "Comparison Group". The Committee also reviewed the executive officer's performance and the performance of the business unit or function for which such officer was responsible.

     The Corporation's standard executive compensation package consists of three elements: base salary, cash incentives and stock options. The Committee attempts to combine these three elements to address the following objectives.

- - attract and retain talented individuals by paying them a competitive base salary;

- - reward targeted and superior corporate, organizational and individual performance through cash incentives;

- - motivate and encourage performance that increases shareholder value and contributes to the future success of the Corporation through grants of stock options.

          Base Salaries. Base salary levels are determined relative to external market and Comparison Group practices, the internal scope and impact of the job, the overall performance of the Corporation and the performance of the business unit or function for which the executive officer is responsible. Actual 1994 salaries varied considerably among the executive officers depending upon responsibilities, market dynamics, past performance, attainment of individual and business performance goals and tenure.

          In April 1994, Enrico Pesatori accepted the additional responsibility of managing the Corporation's systems business while retaining responsibility for the Corporation's personal computer business, for which his annual base salary was increased to $650,000. In June 1994, Charles F. Christ, formerly Vice President of the Corporation's Storage Business Unit, agreed to assume increased management responsibility for the newly formed Components Division of the Corporation. In recognition of Mr. Christ's expanded role and responsibilities, his annual base salary was increased to $425,000. William D. Strecker's annual base salary was increased to $450,000 in December 1993 in recognition of his responsibilities as the Chief Technical Officer of the Corporation.

          Cash Incentives. The Corporation introduced a cash incentive plan for the first time in fiscal year 1993. The purpose of this plan is to reward participants, including executive officers, relative to corporate, organizational and individual performance for any given year. The program for fiscal year 1994 provided that the cash awards were contingent on the achievement of corporate-wide financial objectives related to earnings per share, as well as performance targets established for the business organization or function for which the executive officer was responsible. Because the corporate-wide financial objectives were not achieved, the Corporation did not fund the cash incentive plan in fiscal year 1994.

          As part of his initial offer of employment and as an inducement for him to join the Corporation, the Corporation agreed to pay Gresham T. Brebach, Jr. $200,000 in cash in addition to his base salary for his services during each of fiscal years 1993 and 1994. These payments are reflected in the Summary Compensation Table above.

          Equity Participation Plans. Stock options continue to be a major component of the Corporation's compensation strategy because this compensation vehicle closely aligns the interests of management with those of shareholders. Stock options are periodically granted to executive officers based on an assessment of each officer's potential to contribute to the future success of the Corporation and relative to practices of companies in the Comparison Group. Based on this review, during fiscal year 1994 the Corporation granted fair market value options that become exercisable ratably over three years, with a term of 10 years and 90 days.

          The Corporation periodically awards a small number of individuals, including certain executive officers, restricted stock in recognition of outstanding performance. Restricted stock awards also have been used and may continue to be used to attract and retain certain key individuals. As reflected in the Summary Compensation Table above, Mr. Pesatori received a restricted stock award for 10,000 shares of Common Stock in recognition of his performance as Vice President and General Manager of the Personal Computer Business Unit. Under Mr. Pesatori's stewardship, revenues from the Corporation's personal computer business nearly doubled from fiscal year 1993 to fiscal year 1994.

     Chief Executive Compensation. Mr. Palmer's annual base salary for fiscal year 1994, which was determined shortly before the commencement of the fiscal year, was not further adjusted and remains at $900,000 due to the Corporation's disappointing financial performance in fiscal year 1994. Mr. Palmer also participates in the cash incentive plan but did not receive an award under the plan for fiscal year 1994 because the corporate-wide financial objectives under the plan for fiscal year 1994 were not achieved.

     The Committee believes that the total compensation package for the Chief Executive Officer should provide significant incentives to improve corporate performance and increase shareholder value. In June 1994 the Committee awarded Mr. Palmer a stock option to purchase 120,000 shares of the Corporation's Common Stock, at an exercise price equal to the fair market value of the Common Stock on the date of grant and exercisable ratably over three years. In determining the size and vesting schedule of this grant, the Committee considered the challenges facing the Corporation as it seeks to restore profitability as well as the practices of companies within the Comparison Group. The Committee also reviewed the size and terms of Mr. Palmer's stock option grant with an outside consultant.

     The Committee believes that Mr. Palmer's total compensation is appropriate, taking into account the significance of his responsibilities, the performance of the Corporation and relative to chief executive officers of companies within the Comparison Group.

     Compensation Deductibility. Internal Revenue Code section 162(m) imposes a limit on tax deductions for annual compensation in excess of one million dollars paid to any of the five most highly compensated executive officers of a corporation. This provision excludes certain forms of "performance based compensation" from the compensation taken into account for purposes of that limit. The Committee will assess the impact of this provision on its compensation practices and will determine what action, if any, is appropriate.

     Compensation and Stock Option Committee:

          Thomas L. Phillips, Chairman
          Robert R. Everett
          Thomas P. Gerrity
          Delbert C. Staley

            PROPOSAL TO AMEND THE 1968 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE

     On June 16, 1994, the Board of Directors amended the 1968 Employee Stock Purchase Plan (the "Employee Plan") to increase the number of shares subject thereto by 5,000,000 shares. The amendment will become effective only upon approval by the stockholders. This increase in shares is needed to enable the Corporation to continue operating the Employee Plan for the benefit of eligible employees.

     The Board of Directors recommends a vote FOR approving the amendment to the Employee Plan.

DESCRIPTION OF THE 1968 EMPLOYEE STOCK PURCHASE PLAN

     In 1968 the Board of Directors and the stockholders adopted the Employee Plan for substantially all employees of the Corporation and its participating subsidiaries, other than directors of the Corporation. Since adoption of the Employee Plan, a total of 38,800,000 shares have been authorized for issuance thereunder. At August 1, 1994, approximately 45,300 employees were eligible to participate in the Employee Plan, and approximately 23,500 employees were participating.

     The Employee Plan permits employees to purchase shares of the Corporation's Common Stock twice yearly through accumulated payroll deductions, up to a maximum of 10% of total compensation. The six-month periods June 1 to November 30 and December 1 to May 31 are the payment periods ("Payment Period") during which payroll deductions are accumulated under the Employee Plan. The price at which shares are purchased is an amount equal to 85% of the fair market value of the stock on the first or last business day of the applicable six-month Payment Period, whichever is lower.

     The Board of Directors may terminate or amend the Employee Plan, provided that no amendment shall, without stockholder approval, increase the number of shares of Common Stock to be offered under the Plan or change the class of employees eligible to participate in the Plan.

     During the period July 4, 1993 through July 2, 1994, executive officers of the Corporation purchased shares under the Employee Plan as follows: Mr. Pesatori, 696 shares; Mr. Strecker, 696 shares; all current executive officers as a group, 5,284 shares; and all employees as a group (excluding current and named executive officers but including current officers who are not executive officers), 4,710,465 shares.

     At August 1, 1994, 35,875,419 shares had been purchased by employees under the Employee Plan and 2,924,581 shares remained available.

TAX ASPECTS UNDER THE U.S. INTERNAL REVENUE CODE

     Generally, the following tax consequences under the United States Internal Revenue Code of 1986, as amended (the "Code"), are applicable to shares purchased under the Employee Plan:

          1. No taxable income will be realized by the employee at the time of the purchase of the shares.

          2. If the employee disposes of the shares two years or more after the date of the beginning of the Payment Period when the employee acquired the shares, then the employee at that time will recognize as taxable compensation income an amount equal to the lesser of:

             (a) the excess of the fair market value of the shares on the date of such disposition over the price at which the shares were purchased, or

             (b) 15% of the fair market value of the shares at the beginning of the Payment Period.

          In addition, the employee may recognize a long-term capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the basis of the shares (i.e., the purchase price plus the amount, if any, taxed as compensation income).

          3. If the employee disposes of the shares within two years after the date of the beginning of the Payment Period when the employee acquired the shares, the employee at that time will recognize taxable compensation income equal to the fair market value of the shares on the date of purchase (the last business day of the applicable Payment Period) less the amount paid for the shares. In addition, the employee will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the basis of the shares (i.e., in this case, the purchase price plus the amount taxed as compensation income). If the employee holds the shares for more than one year, this gain or loss will be a long-term capital gain or loss.

          4. The Corporation will be entitled to a deduction for federal income tax purposes in an amount equal to the amount which is considered ordinary compensation income if the employee disposes of the shares within two years after the date of the beginning of the Payment Period when the employee acquired the shares.

        PROPOSAL TO AMEND THE 1981 INTERNATIONAL EMPLOYEE STOCK PURCHASE
          PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE

     On June 16, 1994, the Board of Directors amended the 1981 International Employee Stock Purchase Plan (the "International Plan") to increase the number of shares subject thereto by 3,500,000 shares. The amendment will become effective only upon approval by the stockholders. This increase in shares is needed to enable the Corporation to continue operating the International Plan for the benefit of eligible employees.

     The Board of Directors recommends a vote FOR approving the amendment to the International Plan.

DESCRIPTION OF THE 1981 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

     In 1981, the Board of Directors and the stockholders adopted the International Plan. Since adoption of the International Plan, a total of 10,100,000 shares have been authorized for issuance thereunder. At August 1, 1994, approximately 31,100 employees were eligible to participate in the International Plan, and approximately 12,400 employees were participating.

     The provisions of the International Plan are currently substantially the same as the Employee Plan described above. The International Plan was adopted in order to extend the benefits of the Employee Plan to employees (other than directors of the Corporation) of selected non-U.S. subsidiaries of the Corporation or branches thereof. The International Plan is not intended to be a tax-qualified plan under the Code.

     The Board of Directors may terminate or amend the International Plan, provided that no amendment shall, without stockholder approval, increase the number of shares of Common Stock to be offered under the Plan or change the class of employees eligible to participate in the Plan.

     During the period July 4, 1993 through July 2, 1994, no executive officers purchased shares under the International Plan and all employees as a group (excluding current and named executive officers but including current officers who are not executive officers) purchased a total of 2,223,023 shares under the International Plan.

     At August 1, 1994, 7,891,567 shares had been purchased under the International Plan and 2,208,433 shares remained available.

     Employees participating in the International Plan will be subject to taxation in accordance with the laws of the countries where they are resident or employed. Accordingly, the tax consequences applicable to employees will vary depending on the country. Because the International Plan is not a U.S. tax-qualified plan, employees of participating foreign subsidiaries who are U.S. citizens or resident aliens also recognize taxable compensation income under the Code, but may be entitled, with certain limitations, to a U.S. foreign tax credit equal to the taxes paid to foreign countries in respect of the shares.

                     RATIFICATION OF SELECTION OF AUDITORS

     The Audit Committee of the Board of Directors has selected the firm of Coopers & Lybrand L.L.P., independent accountants, to serve as auditors for the fiscal year ending July 1, 1995, subject to ratification by the stockholders. Coopers & Lybrand L.L.P. has served as the Corporation's auditors since the organization of the Corporation. The Board of Directors recommends a vote FOR ratification of this selection. It is expected that a member of the firm of Coopers & Lybrand L.L.P. will be present at the Meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Corporation. In addition to soliciting stockholders through its regular employees, the Corporation will request banks and brokers to solicit customers of theirs who have shares of Common Stock of the Corporation registered in the name of a nominee. The Corporation will reimburse such banks and brokers for their reasonable out-of-pocket costs, at the rates suggested by the New York Stock Exchange. Solicitation by officers and employees of the Corporation may also be made of some stockholders in person, or by mail, telephone or telegraph, following the original solicitation. Georgeson & Company Inc. has been retained by the Corporation to assist with the solicitation of proxies at a cost to the Corporation estimated not to exceed $15,000.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     Proposals of stockholders intended for inclusion in the proxy statement to be mailed to all stockholders entitled to vote at the 1995 Annual Meeting of Stockholders of the Corporation must be received at the Corporation's principal executive offices not later than May 16, 1995. In order to curtail controversy as to the date on which a proposal was received by the Corporation, proponents should submit their proposals by Certified Mail -- Return Receipt Requested.

September 14, 1994

SOLICITED BY BOARD OF DIRECTORS



                         DIGITAL EQUIPMENT CORPORATION

                         PROXY FOR 1994 ANNUAL MEETING

   The undersigned hereby appoints Robert B. Palmer and Thomas C. Siekman, and each of them, as attorneys of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Digital Equipment Corporation to be held on November 10, 1994, at 11:00 A.M. at the World Trade Center, Commonwealth Pier, 164 Northern Avenue, Boston, Massachusetts, and at any adjournment thereof, upon the matters set forth in the proxy statement for such Annual Meeting. The foregoing attorneys are authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

   ELECTION OF CLASS II DIRECTORS: THE NOMINEES FOR THE BOARD OF DIRECTORS TO
                                   SERVE FOR A THREE-YEAR TERM AS CLASS II
                                   DIRECTORS ARE:

  Vernon R. Alden, Robert R. Everett, Thomas L. Phillips and Delbert C. Staley

   INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below. (To vote or withhold authority for all nominees, see below.)

- --------------------------------------------------------------------------------

THIS PROXY WILL BE VOTED AS SPECIFIED, OR WHERE NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF CLASS II DIRECTORS AND FOR THE PROPOSALS IN ITEMS 2, 3 AND 4.

1. To elect four members of the Board of Directors for a three-year term as
   Class II Directors consisting of the foregoing nominees.                    / / FOR   / / WITHHOLD AUTHORITY
                                                                (continued and to be signed and dated on other side)

2. To approve an amendment to the 1968 Employee Stock Purchase Plan to
   increase the number of shares subject thereto by 5,000,000 shares.          / / FOR   / / AGAINST   / / ABSTAIN

3. To approve an amendment to the 1981 International Employee Stock Purchase
   Plan to increase the number of shares subject thereto by 3,500,000
   shares.                                                                     / / FOR   / / AGAINST   / / ABSTAIN

4. To ratify the selection of Coopers & Lybrand L.L.P. as auditors for the
   fiscal year ending July 1, 1995.                                            / / FOR   / / AGAINST   / / ABSTAIN

   Plan to attend the Annual Meeting / /
                                                         Signature(s)

                                               .................................

                                               .................................

                                               Date......................., 1994
                                               NOTE: SIGNATURE(S) SHOULD AGREE
                                               WITH NAME(S) AS PRINTED ON THIS
                                               PROXY. IF SIGNING AS ATTORNEY,
                                               EXECUTOR, ADMINISTRATOR, TRUSTEE
                                               OR GUARDIAN, PLEASE GIVE YOUR
                                               FULL TITLE AS SUCH.
                                                PLEASE SIGN AND RETURN PROMPTLY
                                                     IN ENCLOSED ENVELOPE